Exhibit 99.2

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

May 14, 2013

Company name: J Trust Co., Ltd.

Name and title of representative: President & CEO Nobuyoshi Fujisawa

(Securities code: 8508)

(Listed exchange: Osaka Securities Exchange Second Section)

Contact: Director Kazunori Kuroda

Telephone number: +81-3-4330-9100

Explanation (Q&A) to the shareholders with respect to the Rights Offering

(Non-Commitment Type/Allotment of Listed Subscription Rights without Contributions)

We have prepared this explanation (Q&A) with respect to the rights offering (non-commitment type/allotment of listed subscription rights without contributions; hereinafter, “the Rights Offering”) announced in “Notice on the Rights Offering (Non-Commitment Type/Allotment of Listed Subscription Rights without Contributions”; URL: http://www.jt-corp.co.jp/ir/index.php) that was released on May 14, 2013.

We request that shareholders listed or registered in the final shareholders’ registry on the record date for the Rights Offering of May 30, 2013 (“the allotment date”) and parties that did not hold our common shares as of the record date (parties not listed or registered in the final shareholders’ registry on the record date) make their decision relating to the Subscription Rights based on a sufficient understanding of the Rights Offering in reference to the abovementioned “Notice on the Rights Offering (Non-commitment type/Allotment of Listed Subscription Rights without Contributions).”

I. Company shareholders as of May 30, 2013

(allotment of the Subscription Rights without contributions)

Shareholders listed or registered on the final shareholders’ registry on the record date for the Rights Offering of May 30, 2013 are eligible to receive the subscription rights at no charge and without going through any formalities (hereinafter “the Subscription Rights”).

As a general rule, the Subscription Rights that are allotted can either be:

“exercised to acquire the Company’s common shares” or

“sold and the shareholders may keep the proceeds upon such sale.”

Please note that in the event that the shareholder takes neither of these steps by the deadline, the Subscription Rights would be forfeited and the shareholder could bear the economic disadvantage resulting from dilution either in part or full.

II. For parties that did not hold our common shares as of May 30, 2013 and plan to purchase the Subscription Rights

Because there are plans for the Subscription Rights to be listed on the Osaka Securities Exchange from May 31 (Friday), 2013 (assuming approval of listing by the Osaka Securities Exchange; the same shall apply hereinafter), it will be possible for general investors that did not hold our common shares as of the record date for the Rights Offering of May 30, 2013 to purchase the Subscription Rights through the exchange and exercise the Subscription Rights to acquire our common shares. However, please note that if the procedures for exercising or selling the Subscription Rights are not conducted by the deadline after their purchase, the Subscription Rights shall be forfeited in the same manner as stated in I. above, and the opportunity to acquire our common shares will be lost.

Answers to probable questions are provided in the Q&A section below.

We hope that shareholders and general investors will refer to this Q&A section and that it will be helpful in their decisions relating to the Subscription Rights.

[Q&A table of contents]

1.	Basic framework for rights offerings

2.	Allotment of the Subscription Rights

3.	Exercise of the Subscription Rights

4.	Trading of the Subscription Rights

5.	Obligation for shareholders to submit a Report of Possession of Large Volume

6.	Tax treatment

1. Basic framework for rights offerings

Q1-1	What is a rights offering?

A1-1

A rights offering is one method for companies to raise funds by allotting subscription rights to shareholders without contributions and having shareholders exercise these rights.

For this rights offering, one Subscription Right is to be allotted for each common share of our Company, and one common share of the Company will be delivered if the exercise price is paid within the exercise period.

One of the characteristics of the Subscription Rights is that the Subscription Rights themselves are listed on the Osaka Securities Exchange Co., Ltd. (the “Osaka Secturities Exchange”). As a result, it is possible to trade the Subscription Rights in the market while the Subscription Rights are listed on the exchange.

Q1-2	What is the difference between a commitment-type rights offering and a non-commitment-type rights offering?

A1-2

This rights offering is a non-commitment-type rights offering in which the subscription rights are forfeited (terminated) if they are not exercised during the exercise period.

In contrast to this, a scheme in which a specific securities company makes a prior promise to the issuing company to accept and exercise all subscription rights that have not been exercised within the exercise period and acquired by the issuing company and sells the acquired common shares in the market, etc. is referred to as a commitment-type rights offering. Commitment-type rights offerings are the mainstream form of rights offerings overseas.

Q1-3	What are subscription rights?

A1-3	Subscription rights refer to rights that allow the holder of the rights to receive shares from the issuing company if the exercise price is paid within the exercise period.

Q1-4	Could you provide an overview of the listing of the subscription rights?

A1-4	The shareholders stated or registered on the shareholders’ registry on the record date of May 30 (Thursday), 2013 for the Subscription Rights will be allotted the Subscription Rights without contributions. In addition, because there are plans for the Subscription Rights to be listed on the Osaka Securities Exchange from the business day (May 31 (Friday), 2013) following the record date, they can be traded on the Osaka Securities Exchange after listing. Note that the scheduled delisting date is July 24 (Wednesday). While the final trading date is tentatively set for July 23 (Tuesday), 2013, the business day prior to the delisting date, we request that shareholders and investors make inquiries with the Securities Company with which shareholders and investors have a brokerage account (hereinafter “Securities Company”) on the details.

Q1-5	What are the options for shareholders after allotment of subscription rights?

A1-5

When the Subscription Rights are allocated to shareholders, shareholders can decide to either of the following options. Please note that, in the event that the shareholder takes neither of these steps by the deadline, the Subscription Rights would be forfeited. For details on the procedures, refer to “3. Exercise of the Subscription Rights” and “4. Trading of the Subscription Rights” below.

[Options]

(1)      If the shareholder exercises the Subscription Rights and acquires our common shares

Our common shares will be delivered upon payment of the exercise price (JPY 1,800 per unit (share))

(2)      If the shareholder sells the Subscription Rights in the market and keeps the proceeds

If the Subscription Rights are sold in the market, the shareholder can receive the execution price of the Subscription Rights in the market minus brokerage commissions. However, with the sale of the Subscription Rights the right to acquire our common shares is forfeited.

The exercise, sale, or forfeiture (termination) of the Subscription Rights is to be based on the investment decision made by each shareholder. Please refer to the “Notice on the Rights Offering (Non-commitment type/Allotment of Listed Subscription Rights without Contributions)” released on May 14, 2013 and the Securities Registration Statement registered with EDINET (URL: http://info.edinet-fsa.go.jp/) for further information.

Q1-6	What should shareholders holding fractional shares be aware of in relation to the Rights Offering?

A1-6

In the Rights Offering, one Subscription Right is to be allotted for each of our common shares, even for fractional shares (less than the share-trading unit of 100 shares).

Because it is possible to exercise the Subscription Rights from units of one, our common shares can be acquired by exercising these Subscription Rights. However, please note this will result in the acquisition of fractional shares and that some rights such as voting rights are limited for fractional shares.

Also note that while there are plans for the Subscription Rights to be listed on the Osaka Securities Exchange, because the trading unit is scheduled to be 100 shares, units of less than 100 Subscription Rights cannot be traded on the market (note that no constraints are imposed on the trading of units in off-market trading).

Q1-7	What is the dilution of share value?

A1-7	Because the Subscription Rights are allotted based on the number of our common shares held by each shareholder, if each shareholder were to exercise all of the Subscription Rights allotted, fundamentally, it is not believed that the ownership ratio of each of the shareholder would be diluted. In addition, if shareholders do not wish to exercise the Subscription Rights, because the Subscription Rights are scheduled to be listed on the Osaka Securities Exchange, it will be possible to sell the Subscription Rights after listing, making it possible to receive full or partial compensation for the disadvantages caused by dilution.

Q1-8	What is the handling for cumulative stock investments and mini stock investments?

A1-8	Regarding the handling for cumulative stock investments and mini stock investments, we request that shareholders and investors make inquiries with their Securities Company.

Q1-9	Are there any limitations on allotment, exercise and trading of Subscription Rights for residents abroad?

A1-9

In respect of the Rights Offering, the Company has not filed, and does not plan to file, registrations or reports in juristictions other than Japan. Therefore, residents abroad may be subject to limitations in terms of allotment, exercise and trading of Subscription Rights pursuant to securities laws and other laws applicable to such residents abroad. In particular, the offering of Subscription Rights is subject to the exemption from registration provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”). Therefore, U.S. residents are prohibited from transfering the Subscription Rights other than through transfers in accordance with Regulation S, in the event that the Subscription Rights are allotted to them.

*   Regulation S provides that securities transactions outside the U.S. shall be exempted from registration required under the Act. Transactions pursuant to Regulation S generally refer to off-shore transactions from the U.S. perspective and do not involve solicitation in the U.S. For example, sales in the securities exchange in Japan generally constitute transactions pursuant to Regulation S.

Accordingly, we recommend that residents abroad make inquiries with an attorney on the applicable laws and regulations.

Q1-10	What is the handling for margin transactions (rights processing, handling of prohibition of actual receipt)?

A1-10	For details pertaining to regulations on margin transactions, please make inquiries with the Securities Company.

Q1-11	What is the reasoning behind the setting of the exercise price for the Subscription Rights?

A1-11	As stated in “6. Reasonableness of issuance terms” in “Notice on the Rights Offering (Non-Commitment Type/Allotment of Listed Subscription Rights without Contributions)” released on May 14, 2013, JPY 1,800 was set as the exercise price for the Subscription Rights (42.9% of the final price of our common shares on the business day prior to the date of resolution of the issuance for the Subscription Rights). This was determined through a comprehensive decision based on our Company’s capital needs, the number of shares scheduled to be issued through exercise of the Subscription Rights, and the probability of the exercise of the Subscription Rights. Accordingly, please understand that the value of a common share of the Company will not necessarily be JPY 1,800.

Q1-12	Could you provide an overview of ex-rights for our common shares in relation to the Rights Offering?

A1-12	The ex-rights date for the Rights Offering is May 28 (Tuesday), 2013, and the share price of our common shares will reflect ex-rights on this date. As a reference point, in accordance with the “Rules of Price Limits for Bids and Offers” of the Osaka Securities Exchange, the base price on the ex-rights date is calculated as (final cum rights price + amount paid to exercise the Subscription Right) ÷ (1 + the number of shares delivered with the exercise of the Subscription Rights allotted to one share). The final cum rights transaction date shall be May 27 (Monday), 2013.

Q1-13	What is the difference between the Rights Offering and a traditional rights offering or an allotment of subscription rights without contributions?

A1-13

It is our understanding that the Rights Offering may differ from traditional (shares) rights offerings (Companies Act Article 202-1) or allotments of subscription rights without contributions (Companies Act Article 277) in that the Subscription Rights are to be listed on a securities exchange. For rights offerings, as a general rule, the right to receive shares cannot be transferred to a third party. For allotments of subscription rights without contributions there are of course cases of transfer limitations on the subscription rights, and even if there are no transfer limitations, if the subscription rights are not listed on an exchange it would not be feasible for shareholders allotted with subscription rights to trade these options with third parties. Accordingly, shareholders with the rights to receive shares or allotted with subscription rights would in effect have only the two options of exercise or forfeiture (termination).

For this reason, for the Rights Offering it is scheduled for the Subscription Rights to be listed on the securities exchange to give shareholders the option of selling the Subscription Rights in the market, which will mean that shareholders that do not wish to exercise the Subscription Rights will be able to gain compensation by selling the Subscription Rights in the market and thereby reduce the impact of dilution through the allotment of the Subscription Rights without contributions.

Q1-14	What are the Subscription Rights exercise plans of the major shareholders?

A1-14

In respect of plans to exercise the subscription rights etc., the Company’s President & CEO Nobuyoshi Fujisawa, who is the largest shareholder, has generally stated the following.

(1)      He intends to exercise as many as possible of the Subscription Rights to be held through the Rights Offering.

(2)      There is a possibility that he will exercise Subscription Rights after acquiring additional common shares of the Company prior to the date the shareholders of the Subscription Rights are determined or additional Subscription Rights from third parties.

(3)      In respect to the exercise of the Subscription Rights and the acquisition of common shares or Subscription Rights as indicated in (1) and (2) above, he plans to allocate the funds gained from the sale and disposal of common shares of the Company or Subscription Rights that he owns, in addition to his own cash reserves (approximately JPY 10 billion).

(4)      However, in respect of the disposal of common shares of the Company or Subscription Rights as indicated in (3) above, there is the possibility of the disposal not being conducted in whole or in part depending on the market price and prospects of the common shares and Subscription Rights of the Company from this date until the final date of the exercise period for the Rights Offering.

Accordingly, depending on the sales and prospects of common shares and Subscription Rights of the Company held by Nobuyoshi Fujisawa, there is the possibility of a portion of the Subscription Rights allotted to him not being exercised. On the other hand, the ratio of our issued shares owned by Nobuyoshi Fujisawa could increase after the Rights Offering. Therefore, Mr. Fujisawa’s exercise of the Subscription Rights contains many undecided matters and remains in a state of flux, as of today.

2. Allotment of the Subscription Rights

(the Subscription Rights will be allotted to shareholders on the Company’s shareholder registry as of May 30 (Thursday), 2013)

Q2-1	What is the number of subscription rights to be allotted?

A2-1	One subscription right shall be allotted for each share of common stock of the Company.
Q2-2	What needs to be done to receive an allotment of the Subscription Rights without contributions?

A2-2

The record date for the Subscription Rights is May 30 (Thursday), 2013. The shareholders listed or registered on the final shareholders’ registry as of that date will be allotted the Subscription Rights without contributions without requiring any specific procedures. Note that the final trading day on which shareholders can receive such rights shall be May 27 (Monday), 2013.

Q2-3	Will subscription right certificates be issued? In addition, how will shareholders be able to confirm the rights that have been allotted?

A2-3

Share option certificates will not be issued for the Subscription Rights. On May 31 (Friday), 2013, the business day following the record date, the Subscription Rights shall be recorded in the brokerage accounts of all shareholders listed or recorded on the final shareholders’ registry on the record date. Anyone interested in understanding the rights associated with the Subscription Rights should make inquiries with their own Securities Company.

Q2-4	Once the Subscription Rights have been allotted without contributions, what kind of documents will be sent to shareholders, when will they be sent and where will they be sent?

A2-4

Approximately three weeks after the record date for the Subscription Rights, notification of shareholder allotments related to the Subscription Rights will be sent to the address or other destination that each shareholder listed or recorded on the final shareholders’ registry as of the record date has registered with his/her Securities Company.

Shareholders may trade the Subscription Rights before receiving the allotment notification; trades may be carried out from May 31 (Friday), 2013, the listing date for the Subscription Rights. Shareholders who would like to trade the Subscription Rights should make inquiries with their Securities Companies.

Q2-5	What is the relationship between treasury shares and allotment of the Subscription Rights?
A2-5	In accordance with Article 278-2 of the Companies Act, the Company cannot allot the Subscription Rights for treasury shares.

Q2-6	What TOB (tender offer bid) restrictions are applicable to the allotment of subscription rights?

A2-6

As accepting the allotment of the Subscription Rights is tantamount to acquiring newly issued securities, the acquisition of the Subscription Rights does not have to be carried out through a tender offer. However, it should be noted that, because a so-called “rush tender” as regulated in Article 27-2 (1-4) of the Financial Instruments and Exchange Act is incorporated in the basis for calculation even if it is tantamount to acquiring newly issued securities as an allotment of the Subscription Rights, shareholders that meet the conditions for “rush tender” are subject to tender offer regulations.

Tender offer regulations are enforced in accordance with this Article in the event that (1) within three months of the allotment date, (2) stock certificates equivalent to more than 10% of total voting rights are acquired through the purchase of stock certificates or through acquisition in a new issuance, and in the event that (3) of these, an amount equivalent to more than 5% of total voting rights are stock certificates acquired through specified sales and purchases or in trades not conducted in markets (excluding purchases via tender offers) and (4) the percentage of stock certificates held by the purchaser after the purchase of stock certificates or acquisition in a new issuance exceeds one-third of the percentage of stock certificates when totaling the percentage held by the persons in the special relationship (excluding small-scale holders).

According to the above provisions, please note that in the event that (4) the shareholder and the person in the special relationship (excluding small-scale holders) hold more than one-third of the stock certificates as a result of the acquisition of the Subscription Rights and the conditions in (1), (2) and (3) above are met, the shareholder may violate the tender offer regulations as a result of receiving the allotment of the Subscription Rights in a way that sales is not conducted via tender offers.

Please note that excluding the case above, while the tender offer method is not required for acquisition of the Subscription Rights or common shares of the Company during market hours or exercise of the Subscription Rights only, the tender offer method may be required for acquisition of the Subscription Rights or common shares of the Company through off-market trading or trading outside of market hours.

Shareholders should consult with attorneys on their own for more information on the matters above.

Refer to Q4-11 below for TOB (tender offer bid) restrictions concerning the acquisition of the Subscription Rights.

3. Exercise of the Subscription Rights

(accepted between July 5 (Friday), 2013 to July 29 (Monday), 2013)

Q3-1	What are the procedures for exercising the Subscription Rights?

A3-1

Because the procedures for exercising the Subscription Rights may differ depending on the Securities Company, we recommend that parties take it upon themselves to make inquiries with their Securities Companies. Depending on the Securities Company, requests to exercise the subscription rights may be accepted in writing (Subscription Right Exercise Request Form), digitally (using a PC, etc.), or through a call center.

Please refer to the following (Subscription Right Exercise Request Form) as it represents one of the standard procedures used by securities companies that accept exercise requests in writing.

(1)      Submission of the Subscription Right Exercise Request Form

The Subscription Right Exercise Request Form can be acquired through the following methods.

(a)       Download from our website.

(URL: http://www.jt-corp.co.jp/ir/index.php)

(b)      Make inquiries with your Securities Company.

For shareholders listed or registered in the final shareholders’ registry on the record date, the Subscription Right Exercise Request Form will be enclosed with the notification of shareholder allotments related to the Subscription Rights described in Q2-4 above. However, because it may not be possible to use the Subscription Right Exercise Request Form depending on the Securities Company, we recommend that shareholders take it upon themselves to make inquiries with their Securities Companies.

Next, fill in the required items on the Subscription Right Exercise Request Form, affix your seal that is registered with the Securities Company, and submit it to the Securities Company that the Subscription Right is recorded with. Please note that the exercise request acceptance location stated in the Issuing Guidelines (Stock Transfer Agency Department, Mitsubishi UFJ Trust and Banking Corporation) cannot accept direct exercise requests.

(2)      Payment of the exercise price

Please transfer to your Securities Company the exercise price for the Subscription Rights you wish to exercise and the brokerage commissions payable to the Securities Company for exercising the Subscription Rights (as brokerage commissions may differ by Securities Company, please make inquiries with your Securities Company). For example, holders of the Subscription Rights holding 10 Subscription Rights are to transfer the amount calculated below.

JPY 1,800 (the exercise price per Subscription Right) x 10 rights (number of the Subscription Rights to be exercised) + brokerage commissions payable to the Securities Company for exercising

However, because the brokerage commissions payable to the Securities Company for exercising and exercise price payment method may differ by Securities Company, please make inquiries with your Securities Company for details.

Q3-2	How many common shares can be acquired for each of the Subscription Rights?

A3-2

One of our common shares can be acquired for each of the Subscription Rights. Note that the Subscription Rights can be exercised from units of one.

However, because 100 of our common shares constitute one share-trading unit and less than 100 shares will be issued if less than 100 Subscription Rights are exercised, this will result in the acquisition of fractional shares. Please note that some rights such as voting rights are limited for fractional shares and that fractional shares cannot be sold in the market.

Q3-3	Can a portion (for example 500 of 1,000) of the Subscription Rights held be exercised?

A3-3

Because the Subscription Rights can be exercised from units of one, if you own multiple Subscription Rights, it is possible to exercise only a portion of them in units of one. For example, a subscription right holder who has 1,000 subscription rights could exercise 500 rights and sell the remaining 500 rights in the market.

Note that while Clause 5-(6) of the Issuing Guidelines for the Subscription Rights states that “partial exercise of each of the Subscription Rights is not possible,” what “partial exercise” means here is that a portion of an individual Subscription Right (for example half of one Subscription Right) cannot be exercised, and this is not intended to prohibit the abovementioned exercise of 500 out of 1,000 subscription rights.

Q3-4	During what period can the Subscription Rights be exercised?

A3-4

In accordance with the Companies Act, the Subscription Rights exercise period is from July 5 (Friday), 2013 to July 30 (Tuesday), 2013 (note that the actual exercise period is to be until July 29 (Monday), 2013 due to the practical constrains of Securities Companies for administrative work related to the exercise of subscription rights). However, please note that the acceptance period for exercise requests may differ depending on the Securities Company. Accordingly, we recommend that shareholders take it upon themselves to make inquiries with their Securities Companies.

Please note that in principle, the Subscription Right Exercise Request Form must arrive at the Securities Company (because depending on the Securities Company, requests may be accepted in writing (Subscription Right Exercise Request Form), digitally (using a PC, etc.), or through a call center, we recommend that parties take it upon themselves to confirm), be accepted, and the Securities Company must confirm the completion of the payment of the exercise price within the business hours on July 29 (Monday), 2013.

Note that this period may be further shortened depending on the Securities Company, so please make sure to confirm the exercise request acceptance period with your Securities Company.

Q3-5	How is the Subscription Right exercise price to be paid?

A3-5	The exercise price is to be paid directly to your Securities Company (also refer to A3-1(2)). Because the exercise price payment method may differ by the Securities Company, please make inquiries with your Securities Company on the specific payment method.

Q3-6	When will the shares be issued (acquired)?

A3-6

In principle, four business days (three business days following the date of the completion of the exercise request and payment of the exercise price made by the Securities Company to our Company) following the receipt of the Subscription Right Exercise Request Form by the Securities Company to request exercise of the Subscription Rights (because depending on the Securities Company, requests may be accepted in writing (Subscription Right Exercise Request Form), digitally (using a PC, etc.), or through a call center, we recommend that parties take it upon themselves to confirm) and confirmation of completion of payment of the exercise price, the exercised Subscription Rights will be delivered to the shareholders’ or investors’ accounts of the Securities Companies, and it will become possible to trade them at that point.

However, because the procedures differ for each Securities Company, we recommend that you make inquiries with your Securities Company.

Q3-7	What are the costs associated with exercising the Subscription Rights?

A3-7	As the costs incurred from exercising the Subscription Rights may vary by Securities Company , please make inquiries with your Securities Company.

4. Trading of the Subscription Rights

(rights can be traded from May 31 (Friday), 2013 to July 23 (Tuesday), 2013)

Q4-1	What is the method for transferring the Subscription Rights?

A4-1

The Subscription Rights can be transferred through market transactions.

However, the laws and regulations of each country that apply for residents abroad could impose limitations on the exercise or trading of the Subscription Rights allotted. Accordingly, we recommend that residents abroad make inquiries with an attorney on the laws and regulations that apply in transfer to residents in Japan through over-the-counter transactions.

Q4-2	What are the procedures for trading the subscription rights in the market?

A4-2	The Subscription Rights may be traded in the market through a Securities Company. Please make inquiries with your Securities Company regarding the procedures for trading and the final date for accepting requests for trades.

Q4-3	What is the period in which the Subscription Rights can be traded?

A4-3

The Company plans to list the Subscription Rights on the Osaka Securities Exchange from May 31 (Friday), 2013, at which point they may be traded. While the delisting date is tentatively set for July 24 (Wednesday), 2013, press releases on the official schedule for the listing period are to be released afterwards by the Osaka Securities Exchange and the Company, and we request that you confirm dates with these press releases.

While the final trading date is tentatively set for July 23 (Tuesday), 2013, the business day prior to the delisting date, because the acceptance period and procedures may differ depending on the Securities Company, we recommend that parties wishing to conduct trades make inquiries with their Securities Companies at least three business days before the final trading date.

Note that following the integration of the cash equity markets of the Osaka Securities Exchange and Tokyo Stock Exchange on July 16 (Tuesday), 2013, our common shares are to be listed on the Second Section of the Tokyo Stock Exchange. As a result, the Subscription Rights are also to be listed on the Tokyo Stock Exchange.

Q4-4	What is the market trading unit for the Subscription Rights?

A4-4	Because the trading unit for the Subscription Rights is 100 subscription rights, units of less than 100 Subscription Rights cannot be traded on the market (note that no constraints are imposed on the trading of units in off-market trading).

Q4-5	What is the method for trading shares delivered as a result of exercising Subscription Rights allotted for fractional shares?

A4-5	Because the trading unit for our common shares is 100 shares, units of less than 100 of our common shares cannot be traded on the market (note that no constraints are imposed on the trading of units in off-market trading).

Q4-6	How will fractional shares be handled?

A4-6	Shareholders holding fractional shares can request that the Company purchase the shares of less than the trading unit of 100 shares or sell shares to the shareholder so that their holdings are equal to a trading unit consisting of 100 shares. For details on the use of this system, please make inquiries with your Securities Company.

Q4-7	How much are the brokerage commissions if the Subscription Rights are traded in the market?

A4-7	When the Subscription Rights are traded in the market, brokerage commissions payable to securities companies are incurred. Please make inquiries with your Securities Company regarding the specific brokerage commission amounts.

Q4-8	How are sales payments to be received?

A4-8	As a general rule, sales payments are to be deposited in brokerage accounts three business days following the date of sale. However, because the handling differs for each Securities Company, we recommend that you make inquiries with your Securities Company.

Q4-9	What are the procedures for exercise after the Subscription Rights have been acquired in the market?

A4-9

The Subscription Rights acquired in the market will be delivered three business days following the trade date.

As for the procedures for exercise of the Subscription Rights, please refer to “Q3. Exercise of the Subscription Rights” above for details. However, because procedures may differ for each Securities Company, we request that parties take it upon themselves to make inquiries with their securities companies.

Q4-10	Which Securities Company will act as an agent for the purchase of subscription rights?

A4-10

Although there are plans for a separate announcement in a press release on the Securities Company to act as an agent for the purchase of Subscription Rights, H.S. Securities Co., Ltd. (Sumitomo Fudosan Shinjuku Oak Tower 27F, 6-8-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan; Financial Instruments Business Operator; Director-General of the Kanto Finance Bureau number 35), which has served as our financial advisor for this rights offering, will also serve as the agent for purchases of the Subscription Rights.

*   Information and details on the business of the company serving as the agent for the acquisition of the subscription rights are contained on the company’s website. Please confirm on the website for the services provided by the company and make any inquiries you may have directly with the company.

Q4-11	Are there any TOB (tender offer bid) restrictions concerning the acquisition of the Subscription Rights?

A4-11	It is our understanding that the Subscription Rights may be acquired through over-the-counter transactions or trading outside of market hours without using the market of the Osaka Securities Exchange. However, for acquisitions of the Subscription Rights conducted in this manner, TOB procedures may be required if the Financial Instruments and Exchange Act Article 27-2-1 applies for the acquisition period, for the number of parties that acquired the Subscription Rights, or for the number of the Subscription Rights acquired. For details, we request that shareholders take it upon themselves to make inquiries with an attorney.

5. Obligation for shareholders to submit a Report of Possession of Large Volume

Q5-1	Is there an obligation to submit a Report of Possession of Large Volume when the Subscription Rights are traded?

A5-1

Under the current laws, it is our understanding that a Report of Possession of Large Volume may have to be submitted when the shareholder’s holding ratio of share certificates exceeds 5% (Financial Instruments and Exchange Act Article 27-23), and a Change Report may have to be submitted in the event that the securities ownership ratio of a shareholder who has submitted a Report of Possession of Large Volume fluctuates by 1% or more (Financial Instruments and Exchange Act Article 27-25). The securities ownership ratio for these securities is calculated as follows.

Securities ownership ratio = A/B

A = Number of shares held (holders + joint holders) + number of dilutive shares (holders + joint holders)

B = Total number of issued shares + number of dilutive shares (holders + joint holders)

*   The total number of issued shares as of May 13, 2013 was 63,225,412 shares.

Note that there are plans to disclose on the Company’s website as required the total number of issued shares reflecting the daily results of the Subscription Right exercise during the exercise period for the Subscription Rights between July 5 (Friday), 2013 and July 30 (Tuesday), 2013. Note that there are plans to announce the total number of issued shares reflecting the results of the Subscription Rights exercise at 17:00 on August 6 (Tuesday), 2013.

The number of dilutive shares refers to the number of common shares of the Company subject to subscription rights upon the incurrence of an obligation to submit a Report of Possession of Large Volume or a Change Report by a submitter or joint holder.

Note that the formula above is an outline for calculating the securities ownership ratio, and that varying calculation methods could be applied depending on the specific circumstances. We request that parties conduct calculations of the securities ownership ratio and make judgments on the obligation to submit a Report of Possession of Large Volume or a Change Report at their own responsibility.

Q5-2	Is there an obligation to submit a Report of Possession of Large Volume when the Subscription Rights are allotted?

A5-2

Under the current laws, while the number of dilutive shares will increase for each shareholder when the Subscription Rights are allotted, because the total number of issued shares does not increase unless the Subscription Rights are exercised, the securities ownership ratio of each shareholder will be increased at that point.

Accordingly, it is our understanding that in some cases it may be necessary for each shareholder to submit a Report of Possession of Large Volume or a Change Report as a result of the allotment of the Subscription Rights.

We request that shareholders make judgments on the obligation to submit a Report of Possession of Large Volume or a Change Report at their own responsibility after consultation with a lawyer.

Q5-3	Is there an obligation to submit a Report of Possession of Large Volume during the Subscription Rights exercise period?

A5-3	While the total number of issued shares of the Company would gradually increase as other holders of the Subscription Rights exercise the Subscription Rights during the exercise period of the Subscription Rights and this would cause the securities ownership ratio of shareholders and holders of Subscription Rights who do not exercise the Subscription Rights to gradually decrease, it is our understanding that there is no obligation to submit a Change Report under the current laws, excluding cases in which shareholders or holders of Subscription Rights exercised the Subscription Rights or traded the Subscription Rights themselves.

Q5-4	Is there an obligation to submit a Report of Possession of Large Volume upon the Subscription Rights exercise?

A5-4	It is our understanding that it would be necessary to submit a Change Report should the exercise of the Subscription Rights result in a change in the breakdown of securities owned by shareholders that constituted a change of 1% or more in the total number of issued shares. Note that if a Change Report is submitted, it is assumed that it would be necessary to update other information and, as described in A-5 above, that accompanying the gradual increase in the number of our issued shares and voting rights as a result of the exercise of Subscription Rights by other holders of Subscription Rights could in turn result in the change of the securities ownership ratio of a party submitting a Change Report. The Company plans to disclose the total number of issued shares as required during the exercise period for the Subscription Rights, and accordingly Change Reports should be understood to state the securities ownership ratio calculated based on the total number of issued shares disclosed immediately before by the Company.

Q5-5	Is there an obligation to submit a Report of Possession of Large Volume when the exercise period for the Subscription Rights ends?

A5-5	Under the current laws, it is our understanding that in some cases the submission of a Change Report may be required if the securities ownership ratio decreases at the end of the exercise period for shareholders and holders of the Subscription Rights that have not been exercised within the exercise period for the Subscription Rights because subscription rights that are not exercised are forfeited upon completion of the exercise period.

6. Tax treatment

Our position regarding tax treatment for the Subscription Rights is as follows. However, we do not guarantee that our position as stated below is the same as that of tax authorities, and accordingly we recommend that parties take it upon themselves to make inquiries with experts such as tax accountants and their Securities Companies for the tax treatment for the Subscription Rights and brokerage accounts. Furthermore, as the applicable laws and regulations and tax handling for the Subscription Rights may differ for parties that reside abroad, we recommend that parties residing abroad make inquiries with an attorney, tax accountant, and/or their Securities Company on the applicable laws and regulations.

Q6-1	What is the handling for the securities account for the Subscription Rights?

A6-1	It is our understanding that the Subscription Rights are to be recorded in the transfer account book in which our common shares held by shareholders are recorded (either a designated account or general account). However, because the handling may differ for each Securities Company, we recommend that all shareholders take it upon themselves to make inquiries with their Securities Companies.

Q6-2	What taxes are applied for the transfer of the Subscription Rights?

A6-2

It is our understanding that, in principle, because this is an allotment of Subscription Rights without contributions and the book value is JPY 0, the entire transfer price is subject to taxation. It is our understanding that if sale in the market of the Subscription Rights is conducted through consignment to a financial instruments firm, the tax rate is to be 10% (income tax: 7%; residence tax: 3%) in accordance with the special provisions for tax law that apply for the tax rate on capital gains (2011 taxation system reform).

Furthermore, it is our understanding that reduced tax rate regulations apply for both designated accounts and general accounts. We recommend that parties make inquiries with experts such as tax accountants and their Securities Companies when conducting transactions.

Moreover, in addition to the reduced tax rate described above, a special reconstruction income tax of 2.1% will be applied to the income tax amount.

Q6-3	What is the handling for tax filing when the Subscription Rights are delivered to a general account?

A6-3	It is our understanding that tax filing may be required in some cases, so please be aware of this.

Q6-4	What is the book value of shares acquired through the Subscription Rights exercise?

A6-4	It is our understanding that the book value for each of our common shares delivered through the Subscription Rights exercise would be the exercise price.

[Schedule]

*	We recommend that all shareholders take it upon themselves to make inquiries with their Securities Company as the procedures and handling period for trading and the acceptance method and period for requests for exercise differ depending on the Securities Company.

[Contact point for questions and inquires not covered above]

J Trust Co., Ltd.

Corporate Management Department

0570-550-890

*	Note that this number does not support PHS and some IP phones.

(Weekdays 09:00 to 18:00 (no service on weekends and holidays))